Exhibit 99.1

UNITED INDUSTRIAL CORPORATION

Contact:	Stuart F. Gray
Treasurer
(410) 628-8686

UNITED INDUSTRIAL REPORTS
FINANCIAL RESULTS FOR THIRD QUARTER OF 2006
Board of Directors Declares Dividend

HUNT VALLEY, MD, November 7, 2006 – United Industrial Corporation (NYSE: UIC) (the “Company”) today reported financial results for its third quarter ended September 30, 2006.  The continuing operations of the Company consist of two business segments:  Defense and Energy.  Costs related to the continuing operations that are not identified with the two business segments primarily relate to financing costs, and are grouped under the heading Other.  The Company designs, produces, and supports defense systems.  Its products and services include unmanned aircraft systems, training and simulation systems, automated aircraft test and maintenance equipment, armament systems, logistical and engineering services, and other leading edge technology solutions for defense needs.  The Company also manufactures combustion equipment for biomass and refuse fuels.  The operations of the Defense and Energy segments are conducted principally through two wholly owned subsidiaries, AAI Corporation and its subsidiaries (“AAI”) and Detroit Stoker Company (“Detroit Stoker”), respectively.

Financial Results for the Third Quarter Ended September 30, 2006

Net sales for the third quarter of 2006 were $141.6 million, an increase of 12.0% over the third quarter of 2005.  The increase resulted primarily from higher production volume of Shadow® 200 Tactical Unmanned Aircraft Systems (“TUAS”), engineering activities related to improvements and modifications to the Shadow 200 TUAS, increased volume on the C-17 and F-22 Maintenance Trainer programs, and increased volume on new Unmanned Aircraft Systems (“UAS”) product initiatives.

Operating margin for the third quarter of 2006 decreased 3.6 percentage points to 8.3% from 11.9% for the third quarter of 2005. The decrease in the Company’s operating margin was primarily attributable to a 4.2 percentage point decrease in the operating margin of the Defense segment in the three months ended September 30, 2006. Cost overruns totaling $2.2 million primarily on four fixed price Defense contracts contributed to the lower Company operating margin by 1.5 percentage points in the third quarter of 2006. In addition, primarily in the Defense segment, higher non-cash pension expense of $0.8 million and non-cash stock-based compensation of $0.7 million in the third quarter of 2006 contributed a combined 1.0 percentage point to the decrease in Company operating margin.  Stock-based compensation is now required to be included in earnings under Statement of Financial Accounting Standard No 123 Revised, Accounting for Stock-Based Compensation (“SFAS 123R”), effective January 1, 2006. No stock-based compensation was included in 2005. Also, in the three months ended September 30, 2005, the Company experienced a higher operating margin of 1.7 percentage points, or $2.2 million in operating income, due to favorable production efficiencies realized on certain Defense segment production contracts. These contracts were substantially completed in 2005.

The cost overruns on the four fixed price Defense contracts related to overcoming significant technical challenges under each contract.  In one case, the cost overrun arose out of the decision to accelerate product development on AAI’s small ducted fan UAS technology in order to field the product ahead of schedule.  A second UAS-related contract incurred additional costs in upgrading portions of the Pioneer UAS. A third contract involved the delivery of an upgraded existing weapons training product that incurred cost overruns due to obsolescence of a key component, and the resulting costs associated with redesigning major portions of a high performance visual projection system.  Cost overruns on the fourth contract, also a weapons training system, related to unanticipated difficulties in obtaining sufficient operating data on the weapons system, and loss, at a crucial time, of a key technical expert designing the system.  Management does not anticipate any significant future cost overruns on these contracts, some of which have been substantially completed, although there can be no assurance that there will not be additional cost overruns until these contracts are completed.

Net income from continuing operations for the third quarter of 2006 decreased 20.9% to $7.4 million, or $0.56 per diluted share, from $9.3 million, or $0.68 per diluted share, during the same period in 2005.

Net income, including results of both continuing and discontinued operations, for the third quarter of 2006 decreased 33.7% to $6.2 million, or $0.48 per diluted share, from $9.4 million, or $0.69 per diluted share, during the same period in 2005.

Financial Results by Operating Segment for the Third Quarter Ended September 30, 2006 – Continuing Operations

Defense Segment

Net sales for the third quarter of 2006 were $131.4 million, an increase of 12.4% over the third quarter of 2005.  The growth in net sales was primarily due to a $5.5 million increase in Shadow 200 TUAS production volume, $5.1 million of engineering activities related to improvements and modifications primarily related to the Extended Range Multi Purpose (ERMP) UAS program, $2.7 million and $2.3 million increased volume on the C-17 and F-22 Maintenance Trainer programs, respectively, and $1.9 million increased volume on new UAS product initiatives, partially offset by a $2.5 million decrease in logistical support for fielded Shadow 200 TUAS, and various other items which netted to a decrease of $0.5 million. The C-17 Maintenance Trainer program increase was largely due to work on six new trainers for the U. S. Air Force, awarded in December of 2005. The F-22 Maintenance Trainer program increase is due to additional contract awards in the first quarter of 2006.

Increased Shadow 200 TUAS production activity for new systems and logistics support in 2006 was enabled by management’s decision in the fourth quarter of 2005 to increase production capacity to address higher order volumes.  In early 2006, in anticipation of increased requirements for UAS production, including logistical support, the Company increased capacity to approximately two equivalent systems per month, with additional capability for surge requirements. This capacity covers all aspects of the Shadow 200 TUAS program requirements, including: production of new systems, reset (refurbishment) of existing systems, repair of damaged systems or components, and production of spares. This increase in capacity enabled the Company to deliver new systems and meet reset, repair and support requirements at higher levels than in prior years.  In line with U.S. Army needs, the volume for any one aspect of the program, including production activities, has varied, and is expected to continue to vary from month to month.  The Company’s plan is to keep the manufacturing level-loaded for maximum efficiency, making frequent decisions, in coordination with the Company’s customer, to deliver equipment, spares, repairs, and reset systems in response to customer demand for both basic and wartime needs.

Contract cost overruns, as discussed above, resulted in decreased operating margin of $2.2 million, or 1.6 percentage points, in the third quarter of 2006.  The third quarter of 2006 included higher pension expense of $0.8 million, or 0.6 percentage points, resulting from greater employment and a 0.25% lower discount rate used to calculate the present value of the pension obligation. Further, the third quarter of 2005 experienced production efficiencies on certain production contracts that contributed 1.9 percentage points to operating margin.  These contracts were substantially completed in 2005.

Energy Segment

Net sales for the third quarter of 2006 increased 6.9% to $10.2 million from $9.6 million in the third quarter of 2005.  The increase in sales was primarily driven by higher demand for Detroit Stoker’s alternative fuel products, such as coal and wood burning stokers, in response to recent high and volatile prices for oil and natural gas.  Operating income for the third quarter of 2006 increased 77.1% to $2.3 million, or 22.2% of sales, from $1.3 million, or 13.4% of sales, during the same period in 2005.

The operating margin improved as a result of restructuring activities completed in 2005.  The full benefits of the restructuring plan, including its outsourcing strategy for manufacturing activities, were not fully realized until the fourth quarter of 2005.  Also contributing to the increase in operating margin were the economies of scale related to the higher sales volume levels in 2006.

Financial Results for the Nine Months Ended September 30, 2006

Net sales for the nine months ended September 30, 2006 were $428.4 million, an increase of 21.1% over the nine months ended September 30, 2005.  The increase resulted primarily from higher volume of Shadow 200 TUAS support for a growing number of these fielded systems, UAS engineering activities related to improvements and modifications of the Shadow 200 TUAS, increased volume on new UAS product initiatives, and increased volume on F-22 and C-17 Maintenance Trainer programs.

Operating margin for the nine months ended September 30, 2006 decreased 1.2 percentage points to 10.1% from 11.3% for the nine months ended September 30, 2005.  The decrease in the operating margin was primarily attributable to a 2.0 percentage point decrease in the Defense segment in the nine months ended September 30, 2006. Contract cost overruns primarily on four fixed price Defense contracts resulted in a lower operating margin of $3.1 million or 0.7 percentage points in the nine months ended September 30, 2006.  In addition, primarily in the Defense segment, higher non-cash pension expense of $2.2 million, and non-cash stock-based compensation of $1.8 million in the nine months ended September 30, 2006 contributed a combined 0.9 percentage point to the decrease in Company operating margin.  Stock-based compensation is now required to be included in earnings under SFAS 123R, effective January 1, 2006.  No stock-based compensation was included for 2005.  Also, in the nine months ended September 30, 2005, the Company experienced a higher operating margin of 0.6 percentage points, or $2.2 million in operating income, due to favorable production efficiencies realized on certain Defense segment production contracts.  These contracts were substantially completed in 2005.

The cost overruns on the four fixed price Defense contracts related to overcoming significant technical challenges under each contract.  In one case, the cost overrun arose out of the decision to accelerate product development on AAI’s small ducted fan UAS technology in order to field the product ahead of schedule. A second UAS-related contract also incurred additional costs in upgrading portions of the Pioneer UAS. A third contract involved the delivery of an upgraded existing weapons training product that incurred cost overruns due to obsolescence of a key component, and the resulting costs associated with redesigning major portions of a high performance visual projection system. Cost overruns on the fourth contract, also a weapons training system, related to unanticipated difficulties in obtaining sufficient operating data on the weapons system, and loss, at a crucial time, of a key technical expert designing the system. Management does not anticipate any significant future cost overruns on these contracts, some of which have been substantially completed, although risks will remain until these contracts are completed.

Net income from continuing operations for the nine months ended September 30, 2006 decreased 11.4% to $26.8 million, or $1.99 per diluted share, from $30.2 million, or $2.13 per diluted share, during the same period in 2005.  The nine months ended September 30, 2005 included a gain on sale of undeveloped property of $4.6 million, net of tax, or $0.31 per diluted share.

Net income, including results of both continuing and discontinued operations, for the nine months ended September 30, 2006 decreased 17.9% to $25.1 million, or $1.87 per diluted share, from $30.5 million, or $2.15 per diluted share, during the same period in 2005.

The Company’s effective tax rate for the nine months ended September 30, 2006, was 37.4% compared to 34.0% for the same period in 2005.  This rate increase was primarily the result of non-deductible stock-based compensation expense and lower domestic production activity deductions in 2006.

Financial Results by Operating Segment for the Nine Months Ended September 30, 2006—Continuing Operations

Defense Segment

Net sales for the nine months ended September 30, 2006 increased 21.0% to $397.5 million from $328.6 million during the same period in 2005.  The growth in net sales in the Defense segment was primarily due to a $25.8 million increase in Shadow 200 TUAS production volume, a $21.3 million increase in logistical support for an increasing number of fielded Shadow 200 TUAS, an $11.3 million increase in engineering activities primarily related to the ERMP program, a $7.0 million increase in new UAS program initiatives, a $5.5 million increased volume on the F-22 Maintenance Trainer program, and $5.2 million of other various increases, partially offset by a $7.2 million decrease in Training Systems programs.

The increased Shadow 200 TUAS production activity for new systems and logistics support in 2006 was supported by management’s previously discussed decision in the fourth quarter of 2005 to increase production capacity to address higher order volumes. The increased Shadow 200 TUAS logistical support activity was due to the growing number of flight hours that resulted from an increasing number of fielded systems and utility, especially by those fielded by the U.S. Army in Operation Iraqi Freedom.

Contract cost overruns, as discussed above, resulted in decreased operating margin of $3.1 million or 0.8 percentage points, in the nine months ended September 30, 2006.  The nine months ended September 30, 2006 included higher pension expense of $2.2 million or 0.6 percentage points, resulting from greater employment and a 0.25% lower discount rate used to calculate the present value of the pension obligation. Further, the nine months ended September 30, 2005 experienced production efficiencies on certain production contracts that contributed 0.7 percentage points to operating margin.  These contracts were substantially completed in 2005.

Energy Segment

Net sales for the nine months ended September 30, 2006 increased 22.5% to $31.0 million from $25.3 million in the same period of 2005.  The increase was primarily driven by higher demand for Detroit Stoker’s alternative fuel products, such as coal and wood burning stokers, in response to recent high and volatile prices for oil and natural gas.  Operating income from the Energy segment increased 217.7% to $7.3 million, or 23.5% of sales, from $2.3 million, or 9.0% of sales, during the same period in 2005.

The operating margin for the nine months ended September 30, 2006 improved as a result of restructuring activities completed in 2005.  The full benefits of the restructuring plan, including its outsourcing strategy for manufacturing activities, were not fully realized until the fourth quarter of 2005.  Also contributing to the increase in operating margin were the economies of scale related to the higher sales volume levels in 2006.

Financial Results for Discontinued Transportation Operations

The loss from the Company’s discontinued Transportation operations for the third quarter of 2006 was $1.1 million net of tax, or $0.08 per diluted share, compared to income of $0.1 million, net of tax, or $0.01 per diluted share, during the same period in 2005.

The loss from the Company’s discontinued operations for the nine months ended September 30, 2006 was $1.7 million, net of tax, or $0.12 per diluted share, compared to income of $0.3 million, net of tax, or $0.02 per diluted share, during the same period in 2005.

The expenses of the discontinued Transportation operations are primarily attributable to ongoing litigation involving AAI’s claims under a labor and materials bond.

Funded New Orders and Funded Backlog

During the third quarter of 2006, the Company received $128.0 million of funded new orders for products and services, a decrease of $35.6 million, or 21.7%, compared to $163.6 million during the same period in 2005.  The orders included $117.8 million of funded new orders for the Defense segment and $10.2 million in the Energy segment.

During the nine months ended September 30, 2006, the Company received $571.2 million of funded new orders for products and services, an increase of $87.2 million, or 18.0%, compared to $484.0 million during the same period in 2005.  The orders included $537.1 million in the Defense segment and $34.1 million in the Energy segment.

Funded backlog for the Company’s continuing operation was $640.0 million at September 30, 2006, an increase of $144.1 million, or 29.1%, from $495.9 million at December 31, 2005.

The Company’s funded new orders in the third quarter of 2006 included the following awards:

Unmanned Aircraft Systems

•                     $43.2 million initial funding for 5 additional Shadow 200 TUAS and related component equipment and upgrades;

•                     $15.5 million for the purchase of spares, repair and refurbishment of Shadow 200 TUAS used in support of Operation Iraqi Freedom and the Global War on Terrorism and engineering services for reliability improvements; and

•                     $11.7 million to integrate and demonstrate a new, advanced tactical common data link component for use with Shadow 200 TUAS.

The U.S Army has ongoing efforts to maintain high levels of readiness and availability, while concurrently reducing logistical support costs for all of its systems. AAI, for its part, has maintained an exceptionally high availability rate for the Shadow 200 TUAS, but is also focused on reducing the costs of logistical support, based on continually improving reliability of the Shadow 200 system.  As part of these efforts, during the third quarter AAI and the U.S. Army evaluated fleet-wide inventory levels related to the Shadow 200 TUAS logistical support, which confirmed sufficient levels of Shadow 200 TUAS logistical support inventories.  During the inventory evaluation, the Company temporarily suspended major releases of labor, material and repair orders related to the Company’s long-term performance based logistical (“PBL”) contract that provides Shadow 200 TUAS logistical support. This delayed the conversion of funded PBL backlog to sales. In the fourth quarter of 2006, the Company expects that labor, material, and repair orders related to Shadow 200 TUAS PBL support will more closely reflect experience in the first half of 2006.

The Company anticipates that continued improvement in Shadow 200 TUAS reliability will reduce base PBL per-system revenues; however, this reduction may be partially or completely offset by increased demand for logistical support due to increased Shadow 200 TUAS flight hours, the increasing number of fielded systems, and increased refurbishment orders, or “reset”, related to wartime deployment. The Company believes that improvements in PBL efficiencies may also increase the attractiveness of the Shadow 200 TUAS for other military applications, increasing the total number of purchased systems over the long-term.

Dividend Declaration

The Company also announced today that its Board of Directors has declared a dividend of $0.10 a share on its Common Stock, payable November 27, 2006 to stockholders of record at the close of business on November 17, 2006.

Conference Call Webcast

The Company will hold a simultaneous conference call and audio Webcast on Tuesday, November 7, 2006, at 9:00 a.m. (ET), to discuss financial results for its third quarter ended September 30, 2006.  A live webcast of the call will be accessible for all interested parties in the Investor Relations section on the Company’s website, www.unitedindustrial.com, or on www.earnings.com.  Following the call, the webcast will be archived for a period of approximately three months and available at www.unitedindustrial.com or at www.earnings.com.

Use of Non-GAAP Measures

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company discloses EBITDA (earnings before interest, taxes, depreciation, and amortization), which is a non-GAAP measure.  In addition, the Company discloses Free Cash Flow, a non-GAAP measure, which equals net cash provided by operating activities less net cash used in acquiring property and equipment, net of retirements.  The Company believes EBITDA and Free Cash Flow are used by some investors, analysts, lenders and other parties to measure the Company’s performance over time.  Management believes that providing this additional information is useful to understanding the Company’s ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance.  The measures allow investors, analysts, lenders and other parties to better evaluate the Company’s financial performance and prospects in the same manner as management.  Because the Company’s methods for calculating such non-GAAP measures may differ from other companies’ methods, such non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.  Such measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.  Reconciliations from non-GAAP reported measures described in this press release to GAAP reported results are provided in the financial tables attached to this press release.

Forward-Looking Information

Except for the historical information contained herein, information set forth in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows and contract awards.  These forward-looking statements are subject to risks and uncertainties, which could cause the Company’s actual results or performance to differ materially from those expressed or implied in such statements.  The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.  For additional information about the Company and its various risk factors, please see the Company’s most recent Annual Report on Form 10-K and other documents as filed with the Securities and Exchange Commission.

United Industrial Corporation & Subsidiaries
Consolidated Earnings Per Share
(Unaudited)

Basic earnings per share for all periods presented was computed by dividing net earnings for the respective period by the weighted average number of shares of the Company’s par value $1.00 per share common stock (“Common Stock”) outstanding during the period.  Diluted earnings per share was computed by dividing (i) net earnings during the period, adjusted to add back the after-tax interest and other charges incurred on the Company’s $120,000,000 aggregate principal amount of 3.75% convertible senior notes due September 15, 2024 (“3.75% Convertible Senior Notes”), by (ii) the weighted average number of shares of Common Stock outstanding during the period, adjusted to add the weighted average number of potential dilutive common shares that would have been outstanding upon the assumed exercise of stock options using the treasury stock method and conversion of the 3.75% Convertible Senior Notes for Common Stock.

Basic and diluted earnings per share amounts for continuing operations were computed as follows:

	Three Months Ended September 30,
	2006			2005
(Dollars in thousands, except per share data)	Earnings	Shares	Per Share	Earnings	Shares	Per Share
Basic Earnings Per Share
Income from continuing operations	$7,371	11,420,539	$0.65	$9,314	11,652,025	$0.80

Effect of Dilutive Securities
Stock Options	—	356,646		—	286,421
3.75% Convertible Senior Notes	911	3,058,356		855	3,058,356
Diluted Earnings Per Share
Income from continuing operations	$8,282	14,835,541	$0.56	$10,169	14,996,802	$0.68

	Nine Months Ended September 30,
	2006			2005
(Dollars in thousands, except per share data)	Earnings	Shares	Per Share	Earnings	Shares	Per Share
Basic Earnings Per Share
Income from continuing operations	$26,799	11,370,735	$2.36	$30,239	12,012,831	$2.52

Effect of Dilutive Securities
Stock Options	—	396,376		—	272,127
3.75% Convertible Senior Notes	2,713	3,058,356		2,449	3,058,356
Diluted Earnings Per Share
Income from continuing operations	$29,512	14,825,467	$1.99	$32,688	15,343,314	$2.13

United Industrial Corporation & Subsidiaries
Consolidated Statements of Operations
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30,		2006 vs 2005 Increase/(Decrease)
	2006	2005	Amount	%
Net sales	$141,599	$126,402	$15,197	12.0
Operating costs and expenses	129,805	111,366	18,439	16.6
Total operating income	11,794	15,036	(3,242)	(21.6)
Non-operating income and (expense)
Interest income	1,391	730	661	90.5
Interest expense	(1,578)	(1,424)	(154)	(10.8)
Income from equity investment in joint venture	9	114	(105)	(92.1)
Other income (expense), net	178	(41)	219	534.1
	—	(621)	621	100.0

Income from continuing operations before income taxes	11,794	14,415	(2,621)	(18.2)
Provision for income taxes	(4,423)	(5,101)	678	13.3
Income from continuing operations	7,371	9,314	(1,943)	(20.9)
(Loss) income from discontinued operations, net of tax	(1,125)	112	(1,237)	(1,104.5)
Net income	$6,246	$9,426	$(3,180)	(33.7)

	Nine Months Ended September 30,		2006 vs 2005 Increase/(Decrease)
	2006	2005	Amount	%
Net sales	$428,433	$353,878	$74,555	21.1
Operating costs and expenses	385,202	313,988	71,214	22.7
Total operating income	43,231	39,890	3,341	8.4
Non-operating income and (expense)
Interest income	3,572	2,479	1,093	44.1
Interest expense	(4,403)	(4,642)	239	5.1
Gain on sale of property	—	7,152	(7,152)	(100.0)
Income from equity investment in joint venture	222	166	56	33.7
Other income, net	163	796	(633)	(79.5)
	(446)	5,951	(6,397)	(107.5)

Income from continuing operations before income taxes	42,785	45,841	(3,056)	(6.7)
Provision for income taxes	(15,986)	(15,602)	(384)	(2.5)
Income from continuing operations	26,799	30,239	(3,440)	(11.4)
(Loss) income from discontinued operations, net of tax	(1,726)	305	(2,031)	(665.9)
Net income	$25,073	$30,544	$(5,471)	(17.9)

UNITED INDUSTRIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$137,722	$77,496
Marketable equity securities	—	11,617
Deposits and restricted cash	—	4,810
Trade receivables, net	65,257	69,284
Inventories	35,925	23,603
Prepaid expenses and other current assets	8,265	9,244
Assets of discontinued operations	12,386	12,428
Total current assets	259,555	208,482
Marketable equity securities	8,711	—
Deferred income taxes	13,527	12,835
Intangible assets, net	9,623	7,946
Goodwill	8,484	3,607
Other assets	6,039	6,602
Insurance receivable — asbestos litigation	20,186	20,186
Property and equipment — net	42,029	44,743
Total assets	$368,154	$304,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$675	$964
Accounts payable	28,865	25,787
Accrued employee compensation and taxes	17,228	17,290
Customer advances	43,750	9,936
Other current liabilities	8,261	10,211
Liabilities of discontinued operations	13,130	13,287
Total current liabilities	111,909	77,475
Long-term debt	120,046	120,723
Post-retirement benefit obligation other than pension	18,612	19,409
Minimum pension liability	33,843	28,448
Accrual for asbestos obligations	31,450	31,450
Other liabilities	2,203	1,374
Total liabilities	318,063	278,879
Shareholders’ equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized;
none issued and outstanding	—	—
Common stock, par value $1.00 per share; 30,000,000 shares authorized;
11,420,539 and 11,279,379 shares outstanding at September 30, 2006
and December 31, 2005, respectively (net of shares in treasury)	14,374	14,374
Additional capital	85,583	83,799
Retained earnings	61,380	39,724
Treasury stock, at cost; 2,953,609 and 3,094,769 shares at
September 30, 2006 and December 31, 2005, respectively	(73,362)	(76,868)
Accumulated other comprehensive loss, net of tax	(37,884)	(35,507)
Total shareholders’ equity	50,091	25,522
Total liabilities and shareholders’ equity	$368,154	$304,401

United Industrial Corporation & Subsidiaries
Statements of Consolidated Cash Flows
(Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,073	$30,544
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations, net of tax	1,726	(305)
Debt issuance cost and deferred financing fees	949	1,262
Depreciation and amortization	8,568	6,268
Stock-based compensation	1,817	—
Gain on sale of property	—	(7,152)
Deferred income tax (benefit) provision	(1,067)	2,664
Income from equity investment in joint venture	(222)	(166)
Excess tax benefit from stock-based compensation	(1,059)	—
Other, net	151	(403)
Changes in operating assets and liabilities:
Decrease (increase) in trade receivables	4,027	(11,930)
(Increase) decrease in inventories	(12,072)	2,247
Decrease in prepaid expenses and other current assets	1,559	1,779
Increase (decrease) in accounts payable, accruals, and other current liabilities	1,322	(459)
Increase in customer advances	33,814	4,360
Increase in long-term liabilities	5,426	1,929
Net cash provided by operating activities from continuing operations	70,012	30,638
Net cash used in operating activities by discontinued operations	(1,841)	(3,418)
Net cash provided by operating activities	68,171	27,220

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,152)	(18,278)
Proceeds from sale of available for sale securities	—	124,626
Purchase of marketable equitable securities	—	(12,780)
Business acquisition, net of cash acquired	(6,701)	(9,883)
Proceeds from sale of property	—	7,555
Net cash (used in) provided by investing activities	(11,853)	91,240

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(966)	(947)
Repayment of collateral received in securities lending transaction	—	(124,619)
Proceeds from exercise of stock options	2,414	1,474
Excess tax benefit from stock-based compensation	1,059	—
Purchase of treasury shares	—	(34,225)
Decrease in deposits and restricted cash	4,810	29,033
Dividends paid	(3,409)	(3,705)
Net cash provided by (used in) financing activities	3,908	(132,989)

Increase (decrease) in cash and cash equivalents	60,226	(14,529)
Cash and cash equivalents at beginning of period	77,496	80,679
Cash and cash equivalents at end of period	$137,722	$66,150

See accompanying notes to the consolidated condensed financial statements.

United Industrial Corporation & Subsidiaries
Results By Operating Segment
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales
Defense	131,350	116,815	397,451	328,586
Energy	10,249	9,587	30,982	25,292
	141,599	126,402	428,433	353,878

Operating income (loss) from continuing operations:
Defense	10,042	13,735	37,184	37,554
Energy	2,276	1,285	7,268	2,288
Other	(524)	16	(1,221)	48
	11,794	15,036	43,231	39,890

Funded New Orders
Defense	117,836	153,128	537,105	453,977
Energy	10,225	10,490	34,063	30,032
	128,061	163,618	571,168	484,009

	September 30,	December 31,
	2006	2005
Funded backlog
Defense	628,462	$487,366
Energy	11,580	8,499
	$640,042	$495,865

United Industrial Corporation & Subsidiaries
Non-GAAP Financial Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
EBITDA (continuing operations):
Defense	13,240	15,875	45,934	51,278
Energy	2,406	1,398	7,497	2,551
Other	(545)	94	(1,247)	443
EBITDA (continuing operations)	15,101	17,367	52,184	54,272

Add (deduct):
Depreciation and amortization	(3,120)	(2,258)	(8,568)	(6,268)
Interest (expense) income, net	(187)	(694)	(831)	(2,163)
Provision for income taxes	(4,423)	(5,101)	(15,986)	(15,602)
Income from continuing operations	$7,371	$9,314	$26,799	$30,239

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Free cash flow (continuingoperations):
Cash provided by operating activities	50,287	9,386	70,012	30,638
Purchases of property and equipment	(1,626)	(5,687)	(5,152)	(18,278)
Proceeds from sale of property	—	—	—	7,555
Free cash flow continuing operations	48,661	3,699	64,860	19,915